Exhibit 99.1

                   Cohesant Technologies Announces
                         Semi-Annual Dividend

    INDIANAPOLIS--(BUSINESS WIRE)--May 4, 2007--Cohesant Technologies Inc. (Nasdaq:COHT) today announced that its Board of Directors approved a semi-annual dividend payment of $0.14 which will be paid on June 8, 2007 to shareholders of record on May 25, 2007.

    Cohesant Technologies Inc., based in Indianapolis, Indiana is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure, the design, development, manufacture and sale of specialized dispense equipment systems, replacement parts and supplies used in the operation of the equipment in the Composites, Polyurethane Foam, Polyurea, and Specialty Coatings markets, and the design, development, manufacture and sale of specialty coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, GlasCraft, Guardian, Probler and Raven.

    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the Company's ability to expand its rehabilitation operations, and the successful launch of its CuraFlo Franchise, CuraFlo Midwest and CuraFlo Spincast Services operations.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611
             President & Chief Executive Officer